Exhibit 99.1

Marker Therapeutics Announces FDA Clearance of IND for MT-601, its Six-Antigen T Cell Therapy for the Treatment of Pancreatic Cancer

Houston, TX— November 22, 2022—Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced that the U.S. Food and Drug Administration (FDA) has cleared the Company’s Investigational New Drug (IND) application for MT-601, a multi-tumor-associated antigen (multiTAA)-specific T cell product targeting six antigens, for the treatment of patients with locally advanced unresectable or metastatic pancreatic cancer in combination with front-line chemotherapy.

“Based on the encouraging results seen in the Phase 1 TACTOPS study conducted by our partners at Baylor College of Medicine, we are eager to initiate a Marker-sponsored Phase 1 clinical trial next year,” said Dr. Mythili Koneru, Marker’s Chief Medical Officer. “Interim results from the TACTOPS study presented at ASCO in 2020 showed that treatment with multiTAA therapy in combination with front-line standard-of-care chemotherapy resulted in clinical responses greater than expected with chemotherapy alone. We look forward to investigating MT-601, a potentially more potent multiTAA-specific T cell therapy product that targets six antigens found on pancreatic cancer tumor cells, in a similar patient population.”

Marker intends to initiate a multicenter Phase 1 trial for the treatment of patients with locally advanced unresectable or metastatic pancreatic cancer in combination with front-line chemotherapy in 2023.

Compared to the TACTOPS study, Marker is using a new, streamlined manufacturing process for MT-601. This new manufacturing process has already demonstrated major improvements to MT-401, Marker’s multiTAA-specific T cell product for AML. The new manufacturing process allows production in 9 days compared to the original process of >30 days. This is accompanied by a 90% decrease in the number of interventions during production and an improved final T cell product versus the original product in the TACTOPS trial. Marker’s IND for MT-601 for the treatment of pancreatic cancer reflected this improved manufacturing process.

“The FDA’s clearance of our IND for MT-601 is a significant milestone for Marker as we prepare for our third planned clinical trial evaluating our multiTAA-specific T cell therapy next year,” said Peter L. Hoang, President and Chief Executive Officer of Marker Therapeutics. “Our pioneering multi-antigen approach to cancer treatment has the potential to significantly benefit patients, and we are pleased to advance development of our pancreatic cancer program through the initiation of our Company-sponsored Phase 1 trial in 2023.”

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies, including MT-601; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the timing, conduct and success of our clinical trials of our product candidates, including the Phase 2 trial of MT-601; our ability to use our manufacturing facilities to support clinical and commercial demand; and our future operating expenses and capital expenditure requirements. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its impact on our business and the global economy. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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